SUB-ITEM 77C:
Proxy Results (Unaudited)

At the Annual Meeting of Stockholders of each of the Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. held on September 30, 2010, stockholders voted on a proposal to elect a Director Nominee or Class II Director to the Board of Directors of each Fund. A description of the proposal and the shares voted in favor, shared voted against and shares abstaining with respect to the proposal were as follows:

						  Shares    Shares    Shares
						  Voted	    Voted     Voted
						  For	    Against   Abstain
Helios Advantage Income Fund, Inc.
1 To elect the class II Nominee Rodman L. Drake	  5,901,771 83,358    0
2 To elect the Class II Nominee Diana H. Hamilton 5,894,008 91,121    0

Helios High Income Fund, Inc.
1 To elect the class II Nominee Rodman L. Drake	  4,339,517 107,484   0
2 To elect the Class II Nominee Diana H. Hamilton 4,356,152 90,849    0

Helios Multi-Sector High Income Fund, Inc.
1 To elect the class II Nominee Rodman L. Drake	  6,595,156 321,841   0
2 To elect the Class II Nominee Diana H. Hamilton 6,651,480 265,517   0

Helios Strategic Income Fund, Inc.
1 To elect the class II Nominee Rodman L. Drake	  5,134,085 214,838   0
2 To elect the Class II Nominee Diana H. Hamilton 5,183,085 165,838   0